Exhibit 99.1

STRYKER PROVIDES 2015 PRELIMINARY SALES RESULTS AND INCREASES ADJUSTED EARNINGS GUIDANCE

Kalamazoo, Michigan - January 12, 2016 - Stryker Corporation (NYSE:SYK) announced today that preliminary results for the fourth quarter and full year 2015 were:

Preliminary Fourth Quarter Highlights
Net sales grew 3.7% to $2.7 billion (7.0% constant currency)

Orthopaedics	3.3%	or	7.1% constant currency
MedSurg	3.0%	or	5.6% constant currency
Neurotechnology and Spine	6.5%	or	9.9% constant currency

Preliminary Full Year Highlights
Net sales grew 2.8% to $9.9 billion (7.0% constant currency)

Orthopaedics	1.7%	or	6.7% constant currency
MedSurg	3.0%	or	6.2% constant currency
Neurotechnology and Spine	5.0%	or	9.5% constant currency

Preliminary net sales for the fourth quarter and full year 2015 were $2.7 billion and $9.9 billion, respectively, increases of 3.7% and 2.8%, respectively. Excluding the impact of foreign currency and acquisitions, preliminary net sales increased 6.4% in the fourth quarter and 6.1% for the full year.

We have increased our full year adjusted net earnings per diluted share guidance to be in the range of $5.09 to $5.12, an increase of 7.6% to 8.2% over 2014. Our 2015 share repurchases totaled $700 million for the full year, with remaining open authorization of $1.9 billion. The full year negative foreign currency exchange impact was approximately $0.25 per share, while the fourth quarter includes a negative impact of approximately $0.04 per share. In the fourth quarter the Medical Device Excise Tax was suspended. The full year negative impact of this tax was approximately $0.13 per share in 2015.

"With 2015 organic sales growth of 6.1%, bolstered by a strong fourth quarter increase of 6.4%, our top line results came in at the high end of our expectations at the beginning of the year," said Kevin A. Lobo, Chairman and Chief Executive Officer. "This performance reflects the strength of our diversified revenue model, a commitment to innovation and the competitive advantage of our sales and marketing organizations. Our updated full year guidance range of adjusted EPS also exceeds our initial expectations, underscoring our commitment to delivering sales growth at the high end of med tech and leveraged earnings gains. With these results and the current momentum across our businesses we are well positioned as we head into 2016."

Preliminary Sales Analysis
Domestic sales were $2.0 billion for the fourth quarter and $7.1 billion for the full year, representing increases of 8.4% and 8.5%, respectively. International sales were $744 million for the fourth quarter and $2.8 billion for the full year, representing decreases of (6.9%) for the quarter and (9.2%) for the year. In constant currency, international sales increased 3.7% for both the fourth quarter and full year.
Orthopaedics sales were $1.1 billion for the fourth quarter and $4.2 billion for the full year, representing increases of 3.3% and 1.7%, respectively. Our MAKO RIO® Robotic Arm Interactive System unit sales were 31 for the fourth quarter and 72 for the full year, compared to 20 for the fourth quarter and 36 for the full year in 2014. In constant currency and excluding the impact of acquisitions, sales increased 7.1% in the fourth quarter and 6.1% for the full year.
MedSurg sales were $1.1 billion for the fourth quarter and $3.9 billion for the full year, representing an increase of 3.0% for both periods. In constant currency and excluding the impact of acquisitions, sales increased 4.2% in the fourth quarter and 4.5% for the full year.
Neurotechnology and Spine sales were $483 million for the fourth quarter and $1.8 billion for the full year, representing increases of 6.5% and 5.0%, respectively. In constant currency and excluding the impact of acquisitions, sales increased 9.9% in the fourth quarter and 9.4% for the full year.

2016 Outlook
We plan to provide our 2016 earnings guidance on January 26, 2016, which will reflect our decision to reinvest the majority of the recently suspended Medical Device Excise Tax. If foreign currency exchange rates hold near current levels, we expect 2016 adjusted net earnings per diluted share to be negatively impacted by approximately $0.10 to $0.15 per share.
J.P. Morgan Healthcare Conference on Wednesday, January 13, 2016
Stryker will participate in the J.P. Morgan Healthcare Conference on Wednesday, January 13, 2016 at the Westin St. Francis Hotel in San Francisco, California. Kevin A. Lobo, Chairman and Chief Executive Officer, will represent the Company in a presentation scheduled for 7:30 a.m. Pacific Time.

A simultaneous webcast and replay of the Company's presentation will be available on Stryker's website at www.stryker.com.

Conference Call on Tuesday, January 26, 2016

Stryker will host a conference call on Tuesday, January 26, 2016 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2015 and provide an operational update. Operating results for the quarter and year ended December 31, 2015 will be released at 4:00 p.m. that day.
To participate in the conference call dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 40475857 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 8:30 p.m., Eastern Time, on Tuesday, January 26, 2016, until 11:59 p.m., Eastern Time, on Tuesday, February 2, 2016. To hear this recording you may dial (888) 843-7419 (domestic) or (630) 652-3042 (international) and enter the passcode 4047 5857 #.

Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world. Please contact us for more information at www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com